Oxford Industries, Inc. Press Release
999 Peachtree Street, N.E. Suite 688 • Atlanta, Georgia 30309

Contact:         Anne M. Shoemaker
Telephone:    (404) 653-1455
Fax:        (404) 653-1545
E-mail:        InvestorRelations@oxfordinc.com

FOR IMMEDIATE RELEASE
September 10, 2013

Oxford Industries Reports Second Quarter Results
--Robust Top-line and Earnings Growth at Tommy Bahama and Lilly Pulitzer --
-- Revises Full Year Adjusted EPS Guidance to $2.90 - $3.05 and GAAP EPS Guidance to $2.80 – $2.95 --

ATLANTA, GA – Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2013 second quarter, which ended August 3, 2013. For the quarter, consolidated net sales increased 14% to $235.0 million compared to $206.9 million in the second quarter of fiscal 2012, which ended July 28, 2012. On an adjusted basis, earnings per share rose 55% to $1.01 compared to $0.65 in the second quarter of fiscal 2012.

On a GAAP basis, earnings per share were $0.96 in the second quarter of fiscal 2013 compared to $0.30 in the same period of the prior year. Adjusted earnings per share for the second quarter of fiscal 2012 exclude $9.1 million of charges related to the redemption of the Company’s senior notes. Adjusted earnings per share for the second quarter of fiscal 2013 exclude $0.6 million of charges resulting from the acquisition of the Tommy Bahama licensed business in Canada. Adjusted earnings per share for both periods exclude charges related to a change in the fair value of contingent consideration and the impact of LIFO accounting. For reference, tables reconciling GAAP to adjusted measures are included at the end of this release.

Thomas C. Chubb III, CEO and President, commented, “We are quite pleased with our first half performance, which included strong top and bottom line growth at both Tommy Bahama and Lilly Pulitzer. We were particularly pleased with how our direct to consumer channels performed with comparable store sales increases of 13% at Tommy Bahama and 19% at Lilly Pulitzer in the second quarter. Our results demonstrate the strength of these brands and the power of our direct to consumer strategy. We believe there are many more opportunities ahead for us to drive sustained, profitable growth in these businesses.

Mr. Chubb concluded, “Following a strong first half, we believe we have an excellent game plan for the all- important holiday and resort selling seasons and are expecting a good second half as well. Our direct to consumer business continues to perform well, but we have seen some erosion in our wholesale business. Our second half order books came in slightly below our expectation and we’ve seen some choppiness in our in-season re-order business. We have factored this into our forecast for the balance of the year and have made a modest downward revision to our guidance. Even with this revision, we believe fiscal 2013 will deliver strong top and bottom line results for our shareholders.”

Operating Results

Tommy Bahama Tommy Bahama’s results for the second quarter continued to demonstrate the strength of the brand. Net sales increased 20% to $153.2 million in the second quarter of fiscal 2013. Tommy Bahama delivered a comparable store sales increase of 13%, driven by particularly strong e-commerce sales. In addition to opening two new stores in the United States and a store in Sydney, Australia, Tommy Bahama acquired its previously licensed Canadian business, which included nine retail stores. At the end of the second quarter of fiscal 2013, Tommy Bahama operated 133 stores compared to 121 stores at the end of the first quarter of fiscal 2013 and 105 stores on July 28, 2012.

Tommy Bahama’s adjusted operating income for the second quarter of fiscal 2013 rose 47% to $24.5 million compared to $16.6 million in the second quarter of fiscal 2012. The increase in operating income was primarily due to higher sales and gross margin, partially offset by higher SG&A as Tommy Bahama continued to invest in growth initiatives for the brand. On

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a GAAP basis, Tommy Bahama’s operating income for the second quarter of fiscal 2013 was $23.8 million compared to $16.6 million in the second quarter of fiscal 2012.

Lilly Pulitzer Lilly Pulitzer’s net sales increased by 24% to $38.2 million for the second quarter of fiscal 2013 with increased sales in all channels of distribution. Lilly Pulitzer delivered a comparable store sales increase of 19%, driven by particularly strong full-price e-commerce sales. With a new store in the Raleigh-Durham area, Lilly Pulitzer now operates 22 stores compared to 21 stores at the end of the first quarter of fiscal 2013 and 17 stores at July 28, 2012. As a result of the strong sales increase, Lilly Pulitzer reported a 20% increase in adjusted operating income to $9.6 million for the second quarter of fiscal 2013. On a GAAP basis, operating income for the second quarter of fiscal 2013 was $9.6 million compared to $7.4 million in the second quarter of fiscal 2012.

Lanier Clothes Net sales for Lanier Clothes were $22.3 million in the second quarter of fiscal 2013 compared to $24.8 million in the second quarter of fiscal 2012. The decrease in sales was primarily due to certain wholesale sales shifting from the second quarter to the third quarter of fiscal 2013. Operating income in the second quarter of fiscal 2013 was $2.0 million compared to $2.4 million in the second quarter of fiscal 2012, affected by the lower sales.

Ben Sherman Ben Sherman reported net sales of $16.3 million for the second quarter of fiscal 2013 compared to $20.1 million in the second quarter of fiscal 2012. Wholesale sales decreased $3.9 million primarily due to the exit from certain accounts in the UK and US, as well as certain wholesale sales shifting from the second quarter to the third quarter of fiscal 2013. Ben Sherman’s operating loss was $3.8 million in the second quarter of fiscal 2013 compared to an operating loss of $1.5 million in the same period last year. The decline in operating results was primarily due to the decrease in sales, lower gross margin and lower royalty income, partially offset by reductions in SG&A.

Corporate and Other Corporate and Other reported an adjusted operating loss of $3.5 million for the second quarter of fiscal 2013 compared to an adjusted operating loss of $4.9 million in the second quarter of fiscal 2012. The improved results reflect the favorable impact of higher sales at Oxford Golf and decreased corporate SG&A. On a GAAP basis, Corporate and Other reported an operating loss of $3.9 million in the second quarter of fiscal 2013 compared to a loss of $4.6 million in the second quarter of fiscal 2012.

Consolidated Operating Results

Net Sales For the second quarter of fiscal 2013, consolidated net sales were $235.0 million compared to $206.9 million in the second quarter of fiscal 2012. Sales increases at Tommy Bahama and Lilly Pulitzer were partially offset by sales decreases at Lanier Clothes and Ben Sherman.

Gross Profit and Gross Margin For the second quarter of fiscal 2013, consolidated gross margin increased 100 basis points to 58.2%, primarily due to the increased proportion of the higher gross margin Tommy Bahama and Lilly Pulitzer businesses and the continued shift in sales mix towards direct to consumer sales. Gross profit for the second quarter of fiscal 2013 increased to $136.8 million from $118.3 million in the second quarter of fiscal 2012.

SG&A The Company achieved a modest leveraging of SG&A in the second quarter of fiscal 2013. SG&A was $112.4 million, or 47.8% of net sales, compared to $100.7 million, or 48.7% of net sales, in the second quarter of fiscal 2012. The increase in SG&A was primarily due to $9.1 million of incremental costs associated with operating additional retail stores and restaurants, as well as incremental expenses to support the growing Tommy Bahama and Lilly Pulitzer businesses, partially offset by SG&A reductions at Ben Sherman, Lanier Clothes and Corporate and Other.

Change in Fair Value of Contingent Consideration The second quarter of fiscal 2013 included $0.1 million of change in fair value of contingent consideration compared to $0.6 million in the second quarter of fiscal 2012.

Royalties and Other Income Royalties and other income were $3.4 million in the second quarter of fiscal 2013, comparable to the second quarter of fiscal 2012.

Operating Income For the second quarter of fiscal 2013, consolidated operating income was $27.7 million compared to $20.3 million in the second quarter of fiscal 2012.

Interest Expense For the second quarter of fiscal 2013, interest expense declined 69% to $1.0 million from $3.3 million in the second quarter of fiscal 2012. The decrease was primarily due to the Company’s utilization of its U.S. Revolving Credit Agreement, which bears substantially lower interest rates than its previously outstanding senior notes which were fully redeemed in July 2012.

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Income Taxes The effective tax rate for the second quarter of fiscal 2013 was 40.7% compared to 36.0% in the second quarter of fiscal 2012. The rate in the second quarter of fiscal 2013 was unfavorably impacted by the Company’s inability to recognize a tax benefit for losses in certain foreign jurisdictions.

Balance Sheet and Liquidity

Total inventories at the close of the second quarter of fiscal 2013 were $101.9 million, compared to $88.4 million at the close of the second quarter of fiscal 2012. The increase was primarily due to anticipated sales growth and the operation of additional retail stores by Tommy Bahama and Lilly Pulitzer.

As of August 3, 2013, the Company had $125.4 million of aggregate borrowings outstanding and $86.4 million of aggregate unused availability under its US and UK revolving credit agreements.

The Company’s capital expenditures for fiscal 2013, including $26.0 million incurred during the first half of fiscal 2013, are expected to be approximately $45 million. These expenditures consist primarily of costs associated with opening new retail stores, retail store and restaurant remodeling and information technology initiatives including e-commerce enhancements.

Fiscal 2013 Outlook

For fiscal 2013, the Company has lowered its full year guidance and now expects adjusted earnings per share in a range of $2.90 to $3.05 and net sales in a range of $920 to $930 million. On a GAAP basis, the Company expects earnings per share in a range of $2.80 to $2.95 for the year. This compares with fiscal 2012 earnings per share of $2.61 on an adjusted basis and $1.89 on a GAAP basis.

For the third quarter, ending on November 2, 2013, the Company anticipates net sales in a range of $195 to $205 million and adjusted earnings per share of $0.08 to $0.13. On a GAAP basis, earnings per share are expected to be between $0.04 and $0.09. This compares with earnings per share of $0.19 on an adjusted basis and $0.18 on a GAAP basis in the third quarter of fiscal 2012 on sales of $181.4 million. Because of the impact of seasonality on the Company’s business, sales and earnings in the third quarter are typically significantly lower than other quarters.

For the fourth quarter, ending on February 1, 2014, the Company expects net sales in a range of $250 to $260 million and earnings per share in a range of $0.99 to $1.09 on an adjusted basis and $0.98 to $1.08 on a GAAP basis. In the fourth quarter of fiscal 2012, which included 14 weeks, earnings were $0.65 on an adjusted basis and $0.32 on a GAAP basis on sales of $236 million.

The effective tax rate is expected to be approximately 42% for the fiscal year, with the rate in the third quarter expected to be higher than the fourth quarter.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.18 per share payable on November 1, 2013 to shareholders of record as of the close of business on October 18, 2013. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through September 24, 2013. To access the telephone replay, participants should dial (858) 384-5517. The access code for the replay is 7892320. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands through direct to consumer and wholesale channels of distribution. Oxford’s brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®. The Company operates retail stores, internet websites and restaurants. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands.

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The Company holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. Oxford’s wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.

Comparable Store Sales

The Company’s disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Definitions and calculations of comparable store sales differ among companies in the retail industry, and therefore comparable store metrics disclosed by the Company may not be comparable to the metrics disclosed by other companies.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward‑looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets and the impact of foreign losses on our effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 2, 2013 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

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OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except par amounts)

	August 3, 2013	July 28, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$9,705	$4,561
Receivables, net	62,082	61,833
Inventories, net	101,920	88,382
Prepaid expenses, net	21,853	18,907
Deferred tax assets	20,803	19,703
Total current assets	216,363	193,386
Property and equipment, net	140,885	109,500
Intangible assets, net	170,250	164,682
Goodwill	20,919	17,277
Other non-current assets, net	22,892	22,252
Total Assets	$571,309	$507,097
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued expenses	$82,641	$76,186
Accrued compensation	18,133	19,612
Contingent consideration current liability	2,500	—
Short-term debt	5,885	5,768
Total current liabilities	109,159	101,566
Long-term debt	119,527	95,249
Non-current contingent consideration	12,088	11,845
Other non-current liabilities	48,607	41,574
Non-current deferred income taxes	34,674	31,281
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per share	16,405	16,578
Additional paid-in capital	113,040	102,841
Retained earnings	143,407	129,628
Accumulated other comprehensive loss	(25,598)	(23,465)
Total shareholders’ equity	247,254	225,582
Total Liabilities and Shareholders’ Equity	$571,309	$507,097

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OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(in thousands, except per share amounts)

	Second Quarter Fiscal 2013	Second Quarter Fiscal 2012	First Half Fiscal 2013	First Half Fiscal 2012
Net sales	$235,024	$206,929	$469,227	$437,882
Cost of goods sold	98,175	88,649	198,303	190,388
Gross profit	136,849	118,280	270,924	247,494
SG&A	112,424	100,702	225,449	201,510
Change in fair value of contingent consideration	69	600	138	1,200
Royalties and other operating income	3,356	3,340	8,436	8,322
Operating income	27,712	20,318	53,773	53,106
Interest expense, net	1,042	3,314	1,978	6,917
Loss on repurchase of senior notes	—	9,143	—	9,143
Net earnings before income taxes	26,670	7,861	51,795	37,046
Income taxes	10,864	2,833	22,366	14,016
Net earnings	$15,806	$5,028	$29,429	$23,030

Net earnings per share:
Basic	$0.96	$0.30	$1.78	$1.39
Diluted	$0.96	$0.30	$1.78	$1.39
Weighted average common shares outstanding:
Basic	16,394	16,554	16,491	16,543
Diluted	16,423	16,570	16,520	16,561
Dividends declared per common share	$0.18	$0.15	$0.36	$0.30

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OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	First Half Fiscal 2013	First Half Fiscal 2012
Cash Flows From Operating Activities:
Net earnings	$29,429	$23,030
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	15,004	11,210
Amortization of intangible assets	754	512
Change in fair value of contingent consideration	138	1,200
Amortization of deferred financing costs and bond discount	215	755
Loss on repurchase of senior notes	—	9,143
Stock compensation expense	1,239	1,664
Deferred income taxes	2,634	(3,575)
Changes in working capital, net of acquisitions and dispositions:
Receivables	88	(2,139)
Inventories	11,095	15,691
Prepaid expenses	(2,199)	(844)
Current liabilities	(7,540)	(16,761)
Other non-current assets	376	(2,815)
Other non-current liabilities	4,051	2,920
Excess tax benefits related to stock-based compensation	(6,100)	—
Net cash provided by operating activities	49,184	39,991
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(17,888)	(1,683)
Purchases of property and equipment	(26,020)	(27,264)
Net cash used in investing activities	(43,908)	(28,947)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(154,216)	(97,121)
Proceeds from revolving credit arrangements	163,428	195,590
Repurchase of senior notes	—	(111,000)
Deferred financing costs paid	—	(1,524)
Payment of contingent consideration amounts earned	—	(2,500)
Proceeds from issuance of common stock, including excess tax benefits	6,943	1,565
Repurchase of common stock for employee tax withholding liabilities	(13,200)	—
Dividends on common stock	(5,988)	(4,956)
Net cash used in financing activities	(3,033)	(19,946)
Net change in cash and cash equivalents	2,243	(8,902)
Effect of foreign currency translation on cash and cash equivalents	(55)	90
Cash and cash equivalents at the beginning of year	7,517	13,373
Cash and cash equivalents at the end of the period	$9,705	$4,561

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$1,846	$6,508
Cash paid for income taxes	$6,186	$15,704

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OXFORD INDUSTRIES, INC.
OPERATING GROUP INFORMATION
(UNAUDITED)
(in thousands)

	Second Quarter Fiscal 2013	Second Quarter Fiscal 2012	First Half Fiscal 2013	First Half Fiscal 2012
Net Sales
Tommy Bahama	$153,220	$127,463	$303,646	$268,597
Lilly Pulitzer	38,164	30,903	77,613	66,536
Lanier Clothes	22,315	24,808	49,575	57,815
Ben Sherman	16,275	20,101	28,511	37,453
Corporate and Other	5,050	3,654	9,882	7,481
Total	$235,024	$206,929	$469,227	$437,882
Operating Income (Loss)
Tommy Bahama	$23,838	$16,581	$45,219	$42,145
Lilly Pulitzer	9,555	7,409	20,588	18,421
Lanier Clothes	2,026	2,397	4,487	6,443
Ben Sherman	(3,841)	(1,463)	(8,665)	(4,203)
Corporate and Other	(3,866)	(4,606)	(7,856)	(9,700)
Total Operating Income	$27,712	$20,318	$53,773	$53,106

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RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH GAAP TO CERTAIN OPERATING RESULTS INFORMATION, AS ADJUSTED (UNAUDITED)
Set forth below is the reconciliation, in thousands except per share amounts, of certain operating results information, presented in accordance with generally accepted accounting principles, or GAAP, to the operating results information, as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the operating results, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company’s operating results for the periods presented to other periods.

	Second Quarter Fiscal 2013	Second Quarter Fiscal 2012	First Half Fiscal 2013	First Half Fiscal 2012
As reported
Net sales	$235,024	$206,929	$469,227	$437,882
Gross profit	$136,849	$118,280	$270,924	$247,494
Gross margin (1)	58.2%	57.2%	57.7%	56.5%
SG&A	$112,424	$100,702	$225,449	$201,510
SG&A as percentage of net sales	47.8%	48.7%	48.0%	46.0%
Operating income	$27,712	$20,318	$53,773	$53,106
Operating margin (2)	11.8%	9.8%	11.5%	12.1%
Net earnings before income taxes	$26,670	$7,861	$51,795	$37,046
Net earnings	$15,806	$5,028	$29,429	$23,030
Diluted net earnings per share	$0.96	$0.30	$1.78	$1.39
Weighted average shares outstanding – diluted	16,423	16,570	16,520	16,561
Increase (decrease) in net earnings
LIFO accounting adjustment (3)	$317	$(258)	$345	$(35)
Inventory step-up (4)	$283	$—	$283	$—
Amortization of Canadian intangible assets (5)	$333	$—	$333	$—
Change in fair value of contingent consideration (6)	$69	$600	$138	$1,200
Loss on repurchase of senior secured notes (7)	$—	$9,143	$—	$9,143
Impact of income taxes on adjustments above (8)	$(301)	$(3,699)	$(346)	$(4,012)
Adjustment to net earnings	$701	$5,786	$753	$6,296
As adjusted
Gross profit	$137,449	$118,022	$271,552	$247,459
Gross margin (1)	58.5%	57.0%	57.9%	56.5%
SG&A	$112,091	$100,702	$225,116	$201,510
SG&A as percentage of net sales	47.7%	48.7%	48.0%	46.0%
Operating income	$28,714	$20,660	$54,872	$54,271
Operating margin (2)	12.2%	10.0%	11.7%	12.4%
Net earnings before income taxes	$27,672	$17,346	$52,894	$47,354
Net earnings	$16,507	$10,814	$30,182	$29,326
Net earnings per share	$1.01	$0.65	$1.83	$1.77

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(1) Gross margin reflects gross profit divided by net sales.
(2) Operating margin reflects operating income divided by net sales.
(3) LIFO accounting adjustment reflects the impact on cost of goods sold in our consolidated statements of earnings resulting from LIFO accounting adjustments in each period. LIFO accounting adjustments are included in Corporate and Other for operating group reporting purposes.

(4) Inventory step-up reflects the charge recognized in cost of goods sold in our consolidated statements of earnings related to the Tommy Bahama Canada acquisition. The step-up costs reflect the purchase accounting adjustments resulting from the step-up of inventory at acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold. These charges are included in cost of goods sold in the Tommy Bahama operating group results of operations.

(5) Amortization of Canadian intangible assets reflects the amortization included in SG&A in our consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. These charges are included in SG&A in the Tommy Bahama operating group results of operations.
(6) Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The change in fair value of contingent consideration is reflected in the Lilly Pulitzer operating group results of operations.

(7) Loss on repurchase of senior secured notes reflects the impact on net earnings resulting from the loss attributable to the repurchase or redemption of our senior notes.
(8) Impact of income taxes reflects the estimated net earnings tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings, before any discrete items.

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RECONCILIATION OF OPERATING INCOME (LOSS) IN ACCORDANCE WITH GAAP TO OPERATING INCOME (LOSS), AS ADJUSTED (UNAUDITED)

Set forth below is the reconciliation, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with GAAP, to operating income (loss), as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operating group operating results as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operating group results. The Company uses the operating income (loss), as adjusted, to discuss its operating groups with investment institutions, its board of directors and others. Further, the Company believes that presenting its operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company’s operating group operating income (loss) for the periods presented to other periods.

	Second Quarter of Fiscal 2013
	Operating income (loss), as reported	LIFO accounting adjustment	Inventory step-up	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(2)	(3)	(4)
Tommy Bahama	$23,838	$—	$283	$333	$—	$24,454
Lilly Pulitzer	9,555	—	—	—	69	9,624
Lanier Clothes	2,026	—	—	—	—	2,026
Ben Sherman	(3,841)	—	—	—	—	(3,841)
Corporate and Other	(3,866)	317	—	—	—	(3,549)
Total	$27,712	$317	$283	$333	$69	$28,714

	Second Quarter of Fiscal 2012
	Operating income (loss), as reported	LIFO accounting adjustment	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(4)
Tommy Bahama	$16,581	$—	$—	$16,581
Lilly Pulitzer	7,409	—	600	8,009
Lanier Clothes	2,397	—	—	2,397
Ben Sherman	(1,463)	—	—	(1,463)
Corporate and Other	(4,606)	(258)	—	(4,864)
Total	$20,318	$(258)	$600	$20,660

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	First Half of Fiscal 2013
	Operating income (loss), as reported	LIFO accounting adjustment	Inventory step-up	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(2)	(3)	(4)
Tommy Bahama	$45,219	$—	$283	$333	$—	$45,835
Lilly Pulitzer	20,588	—	—	—	138	20,726
Lanier Clothes	4,487	—	—	—	—	4,487
Ben Sherman	(8,665)	—	—	—	—	(8,665)
Corporate and Other	(7,856)	345	—	—	—	(7,511)
Total	$53,773	$345	$283	$333	$138	$54,872

	First Half of Fiscal 2012
	Operating income (loss), as reported	LIFO accounting adjustment	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(4)
Tommy Bahama	$42,145	$—	$—	$42,145
Lilly Pulitzer	18,421	—	1,200	19,621
Lanier Clothes	6,443	—	—	6,443
Ben Sherman	(4,203)	—	—	(4,203)
Corporate and Other	(9,700)	(35)	—	(9,735)
Total	$53,106	$(35)	$1,200	$54,271

(1)    LIFO accounting adjustment reflects the impact on cost of goods sold in our consolidated statements of earnings resulting from LIFO accounting adjustments in each period. LIFO accounting adjustments are included in Corporate and Other for operating group reporting purposes.
(2)    Inventory step-up reflects the charge recognized in cost of goods sold in our consolidated statements of earnings related to the Tommy Bahama Canada acquisition. The step-up costs reflect the purchase accounting adjustments resulting from the step-up of inventory at acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold.
(3)    Amortization of Canadian intangible assets reflects the amortization included in SG&A in our consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(4)    Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations.

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RECONCILIATION OF NET EARNINGS PER DILUTED SHARE PRESENTED IN ACCORDANCE WITH GAAP TO NET EARNINGS PER DILUTED SHARE, AS ADJUSTED (UNAUDITED)

Set forth below is the reconciliation of reported or reportable net earnings per diluted share for certain historical and future periods, each presented in accordance with GAAP, to the net earnings per diluted share, as adjusted, for each respective period. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting its net earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the net earnings per diluted share, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting net earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare the Company’s results for the periods presented to other periods. Note that columns may not add due to rounding.

	Second Quarter Fiscal 2013	Second Quarter Fiscal 2013	Second Quarter Fiscal 2012	First Half Fiscal 2013	First Half Fiscal 2012
	Actual	Guidance (1)	Actual	Actual	Actual
Net earnings per diluted share:
GAAP basis	$0.96	$0.92 - $1.02	$0.30	$1.78	$1.39
LIFO accounting adjustment (2)	$0.01	—	($0.01)	$0.01	—
Inventory step-up (3)	$0.01	—	—	$0.01	—
Amortization of Canadian intangible assets (4)	$0.02	—	—	$0.02	—
Change in fair value of contingent consideration (5)	$0.00	$0.00	$0.02	$0.00	$0.04
Loss on repurchase of senior secured notes (6)	—	—	$0.34	—	$0.34
As adjusted	$1.01	$0.92 - $1.02	$0.65	$1.83	$1.77

	Third Quarter Fiscal 2013	Third Quarter Fiscal 2012	Fourth Quarter Fiscal 2013	Fourth Quarter Fiscal 2012	Full Year Fiscal 2013	Full Year Fiscal 2012
	Guidance (7)	Actual	Guidance (7)	Actual	Guidance (7)	Actual
Net earnings per diluted share:
GAAP basis	$0.04 - $0.09	$0.18	$0.98 - $1.08	$0.32	$2.80 - $2.95	$1.89
LIFO accounting adjustment (2)	—	($0.01)	—	$0.17	$0.01	$0.15
Inventory step-up (3)	$0.02	—	—	—	$0.03	—
Amortization of Canadian intangible assets (4)	$0.02	—	$0.02	—	$0.05	—
Change in fair value of contingent consideration (5)	$0.00	$0.02	$0.00	$0.17	$0.01	$0.23
Loss on repurchase of senior notes (6)	—	—	—	—	—	$0.34
As adjusted	$0.08 - $0.13	$0.19	$0.99 - $1.09	$0.65	$2.90 - $3.05	$2.61

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(1)    Guidance as issued on June 11, 2013.
(2)    LIFO accounting adjustment reflects the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(3)    Inventory step-up reflects the impact, net of income taxes, on net earnings per diluted share resulting from the charge recognized in cost of goods sold in our consolidated statements of earnings related to the Tommy Bahama Canada acquisition. The step-up costs reflect the purchase accounting adjustments resulting from the step-up of inventory at acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold. Currently, the Company anticipates approximately $0.4 million of such costs in the second half of fiscal 2013, although the allocation of purchase price has not been finalized.
(4)    Amortization of Canadian intangible assets reflects the impact, net of income taxes, on net earnings per diluted share resulting from the amortization included in SG&A in our consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Currently, the Company anticipates approximately $0.7 million of amortization of intangible assets related to the Tommy Bahama Canada acquisition in the second half of fiscal 2013, although the allocation of purchase price has not been finalized.
(5)    Change in fair value of contingent consideration reflects the impact, net of income taxes, on net earnings per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. Currently, the Company anticipates approximately $0.1 million of such charges in the second half of fiscal 2013.
(6)    Loss on repurchase of senior notes reflects the impact, net of income taxes, on net earnings per diluted share resulting from the loss attributable to the repurchase or redemption of our senior notes.
(7)    Guidance as issued on September 10, 2013.

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